Exhibit 99.1

NATIONAL COAL CORP. COMPLETES SALE OF ASSETS

Knoxville, Tenn. – (April 22, 2010) – National Coal Corp. (Nasdaq: NCOC), a Central and Southern Appalachian coal producer, today announces that it has finalized its agreement to sell a portion of its assets located on the New River Tract in Eastern Tennessee for $11.8 million to Ranger Energy Investments, LLC, a company controlled by Jim Justice.  National Coal received a portion of the purchase price in cash and the buyer assumed approximately $6.6 million of accounts payable the Company owed to an affiliate of Ranger Energy.  In addition, Ranger Energy leased a portion of the Company’s coal reserves located on the New River Tract.  The Company also received from Ranger Energy the return of approximately $1.9 million in cash that was previously pledged to secure reclamation bonds and other liabilities associated with the New River Tract operation.

The assets sold include the Baldwin preparation plant, the active underground mine number 5A, coal inventories located on the property, and the idled surface mine number 3, along with the associated permits and certain liabilities.  Additionally, the coal mineral rights on approximately 22,000 acres were leased to Ranger Energy for a royalty, which ranges from 6% to 8% of applicable revenues.

Prior to the closing of the asset sale, Ranger Energy purchased from Centaurus Energy Master Fund, LP $30.3 million of the Company’s 10.5% senior secured notes due 2010 and the Company’s $5 million short-term revolving credit facility, of which $4.5 million had been drawn.

“The Company used the majority of the proceeds from this transaction for payment on our outstanding accounts payable and equipment debt, and to pay the $4.5 million outstanding balance owed on the short-term credit facility,” said Daniel A. Roling, President and CEO.  “In so doing, the Company returned accounts payable to a more current status and terminated the short-term credit facility. These actions cured our default under the credit facility.

“We will continue to focus on ways to reduce our expenses and outstanding debt.  In addition, we will continue to pursue strategic transactions that will enable us to repay our $42 million in public debt which matures in December 2010,” continued Mr. Roling.

National Coal’s continuing operations in Tennessee include the coal mineral and mining rights to approximately 57,000 acres of land, along with mining complexes that include one active underground mine and one active surface mine.  In addition, National Coal continues to own and operate one preparation plant and one unit train loading facility served by the Norfolk Southern Railroad.

About National Coal Corp.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee. Currently, National Coal employs about 220 people. National Coal sells steam coal to electric utilities and industrial companies in the Southeastern United States.  For more information and to sign-up for instant news alerts visit www.nationalcoal.com.

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